EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us as experts in accounting and auditing under the heading “Experts” within this Pre-Effective Amendment No. 2 to Registration Statement on Form S-3 (File No. 333-284057) of United States Antimony Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”). We also consent to the incorporation by reference therein of (i) our report dated March 20, 2025, with respect to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

Assure CPA, LLC

Spokane, Washington

April 22, 2025